Exhibit 10.12

STOCKHOLDERS AGREEMENT

Dated November 17, 2011

By and Among

Plains Offshore Operations Inc.,

Plains Exploration & Production Company,

PXP Resources LLC

and

the Investors set forth on Schedule A hereto

i

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (the “Agreement”) is made as of the 17th day of November 2011, by and among Plains Offshore Operations Inc., a Delaware corporation “Company”), PXP Resources LLC, a Delaware limited liability company (“PXP LLC”), Plains Exploration & Production Company, a Delaware corporation (together with PXP LLC, “PXP”), and each investor named in Schedule A hereto (collectively, the “Investors”). The Company, PXP and the Investors are sometimes referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Company has authorized the issuance of 450,000 shares (the “Preferred Shares”) of 8.0% convertible preferred stock, par value $0.001 per share (the “Preferred Stock”), with such rights, powers, designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions as set forth in the Certificate of Designation, in the form attached as Exhibit B to that certain Securities Purchase Agreement, dated as of October 28, 2011 (the “Securities Purchase Agreement”), by and among the parties hereto;

WHEREAS, the Company has also authorized the issuance of one or more warrants (collectively, the “Warrants”) to purchase up to 9,121,000 shares of Class A common stock, par value $0.001 per share, of the Company, pursuant to and subject to the terms set forth in the Warrant Agreement, in the form attached as Exhibit K to the Securities Purchase Agreement; and

WHEREAS, as a material inducement to the Company’s willingness to issue the Preferred Shares and the Warrants to the Investors, and the Investors’ willingness to purchase such securities, pursuant to the Securities Purchase Agreement, the Parties have agreed to enter into this Agreement to set forth the following rights and obligations of the Parties.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows, each intending to be legally bound:

ARTICLE I.

GENERAL

Section 1.01. Defined Terms. As used herein:

(a) “Accrued Dividend” has the meaning set forth in the Certificate of Designation.

(b) “Accumulated Dividend” has the meaning set forth in the Certificate of Designation.

(c) “Affiliate(s)” has the meaning set forth in the Certificate of Designation.

(d) “Affiliate Fund” means any investment fund or account managed or advised by the general partner, managing member or investment advisor of such Investor or one of their Affiliates, provided that for the avoidance of doubt Affiliate Fund shall not include any portfolio company of any such fund or account that is a Competitor.

(e) “Applicable Contracts” has the meaning set forth in the Contribution Agreement.

(f) “Applicable Sale Transaction” means, as the case may be, an arms’ length sale of all or substantially all the assets or stock (in a transaction in which an election under Internal Revenue Code Section 338(h)(10) is made) of the Company to a third party.

(g) “Average Closing Sale Price” means the average of the Closing Sale Prices for the twenty (20) consecutive Trading Days immediately preceding the Exit Event.

(h) “Board of Directors” has the meaning set forth in the Certificate of Designation.

(i) “BOEMRE” means the Bureau of Ocean Energy Management, Regulation and Enforcement, the Bureau of Ocean Energy Management and/or the Bureau of Safety and Environmental Enforcement, formerly known as the Minerals Management Service, Department of the Interior, United States of America, and any successor thereto.

(j) “Budget Approval Termination Notice” has the meaning set forth in Section 2.03(a).

(k) “Business Day” has the meaning set forth in the Certificate of Designation.

(l) “Certificate of Designation” means the Certificate of Designation of 8% Convertible Preferred Stock of Plains Offshore Operations Inc. filed with the Secretary of State of Delaware on the date hereof, as amended, restated, supplemented or modified from time to time.

(m) “Class A Common Stock” has the meaning set forth in the Certificate of Designation.

(n) “Class A Purchase Price” means, with respect to each share of Class A Common Stock (or Warrant), the Fair Market Value thereof (or in the case of a Warrant, the Fair Market Value of a Common Share multiplied by the number of Warrant Shares issuable upon exercise of such Warrant), plus the Tax Adjustment Amount. Fair Market Value shall be determined (1) if in connection with a Tax Adjustment Event, under clause (iii) of the definition of Fair Market Value as though the Company sold all of its assets in an arms’ length transaction and (2) in all other cases, under the appropriate clause of the definition of Fair Market Value.

(o) “Class B Common Stock” has the meaning set forth in the Certificate of Designation.

(p) “Closing” means the closing of the transactions specified in the Securities Purchase Agreement.

(q) “Closing Sale Price” means, as of the date of determination, the last sale price on such day, regular way, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, of PXP Common Stock, as reported on the principal national securities exchange on which the PXP Common Stock is listed or admitted for trading.

(r) “Common Shares” has the meaning set forth in the Certificate of Designation.

(s) “Common Stock” has the meaning set forth in the Certificate of Designation.

(t) “Competitor” means any Person other than PXP, the Company or their respective Affiliates that is engaged in the Permitted Business.

(u) “Contribution Agreement” means that certain Contribution Agreement to be entered into among the Company, PXP and certain Affiliates, as amended, restated, supplemented or modified from time to time.

(v) “Conversion Shares” has the meaning set forth in the Certificate of Designation.

(w) “Credit Agreement” has the meaning set forth in the Certificate of Designation.

(x) “Deepwater Assets” has the meaning set forth in the Contribution Agreement.

(y) “Equity Securities” shall mean (i) any Common Stock, Class A Common Stock or Class B Common Stock, (ii) any preferred stock or other security of the Company, (iii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, preferred stock or other security (including any option to purchase such a convertible security), (iv) any security carrying any warrant or right to subscribe to or purchase any Common Stock, preferred stock or other security or (v) any such warrant or right.

(z) “Exchange Act” has the meaning set forth in the Certificate of Designation.

(aa) “Excluded Issuances” has the meaning set forth in the Certificate of Designation.

(bb) “Excluded Transfer” means a Transfer by PXP to an unaffiliated third party of not more than 20% of the Common Shares on a Fully Diluted Basis in one transaction (including the related syndication thereof) within nine (9) months of the date hereof (and, if such Transfer is in the form of an option, warrant or similar right to acquire such Common Shares from PXP in the future, the subsequent Transfer of such Common Shares to the counterparty upon exercise of such option, warrant or similar right shall also be treated as an Excluded Transfer).

(cc) “Exit Event” means any of the following, at the sole option of the Company: (i) the purchase by PXP or the redemption by the Company of the Preferred Stock, Warrants and all Class A Common Stock or Common Stock held by the Investors (other than any Conversion Shares or Warrant Shares) for the aggregate Fair Market Value thereof (in the case of Preferred Stock and Warrants, based on the number of Common Shares issuable on conversion or exercise thereof) (with the value determined under clause (iii) of the definition of Fair Market Value as though the Company sold all of its assets in an arms’ length transaction) plus the Tax Adjustment Amount in respect of all such Securities, with the consideration consisting of the following at the option of PXP: (A) cash, (B) shares of registered, freely-tradable common stock of PXP (valued at 95% of the Average Closing Sale Price) or (C) a combination of cash and registered, freely-tradable shares of common stock of PXP as described in the immediately preceding clauses (A) and (B) (the “Repurchase Option”), (ii) (A) a sale of the Company or (B) a sale of all or substantially all of its assets, in each case, in an arms’ length transaction with a third party, at the highest price available after reasonable marketing efforts by the Company, which shall consist of (x) the hiring of an investment bank to pursue potential purchasers and the Company’s support of such investment bank’s efforts through preparation of appropriate financial and marketing materials and participation in sales pitches, meetings, presentations and negotiations as reasonably requested by such investment bank, or (y) similar sales activities conducted by the Company and its management to market the Company or its assets to potential purchasers, in the case of each of clauses (x) and (y), for a reasonable period of time as determined in good faith by the Board of Directors; or (iii) a Qualified IPO.

(dd) “Exit Event Deadline” means (i) the date that is 180 days after the date that the holders of Preferred Stock (the “Preferred Stockholders”), acting by Majority Preferred Approval (as defined below), cause the Company to use its commercially reasonable efforts to consummate an Exit Event, if the Company elects to pursue an Exit Event that is not a Qualified IPO or (ii) 270 days after the date that the Preferred Stockholders, acting by Majority Preferred Approval, cause the Company to use its commercially reasonable efforts to consummate an Exit Event, if the Company elects to pursue an Exit Event that is a Qualified IPO; provided, however, that PXP will have a one-time right (exercisable within fifteen (15) days after PXP’s receipt of written notice of an Exit Event Election) to defer the Exit Event for six months.

(ee) “Fair Market Value” shall have the meaning set forth in the Certificate of Designation; provided, that the Fair Market Value of Warrants shall not be determined by any form of option-pricing valuation technique (e.g., Black-Scholes).

(ff) “Forced Conversion Conditions” has the meaning set forth in the Certificate of Designation.

(gg) “Fully Diluted Basis” has the meaning set forth in the Certificate of Designation.

(hh) “Governmental Authority” means any federal, state, local or foreign government and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities, including the BOEMRE.

(ii) “Holder” means a holder of record of Securities.

(jj) “Initial Public Offering” has the meaning set forth in the Certificate of Designation.

(kk) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

(ll) “Liquidation Event” has the meaning set forth in the Certificate of Designation.

(mm) “Liquidation Preference” has the meaning set forth in the Certificate of Designation.

(nn) “Lucius Project” means the prospect underlying portions of Keathley Canyon Blocks 874, 875, 918, and 919, Gulf of Mexico, that are subject to the Unitization and Participation Agreement dated effective as of June 1, 2011, among Anadarko Petroleum Corporation, Kerr-McGee Oil & Gas Corporation, PXP, Apache Deepwater LLC, Exxon Mobil Corporation, Eni Petroleum US LLC, and Petrobras America Inc.

(oo) “Majority Preferred Approval” has the meaning set forth in the Certificate of Designation.

(pp) “MSOA” has the meaning set forth in the Certificate of Designation.

(qq) “Percentage Interest” has the meaning set forth in the Certificate of Designation.

(rr) “Person” has the meaning set forth in the Certificate of Designation.

(ss) “Phobos Prospect” means Sigsbee Escarpment Blocks 39, 40, 41, 82, 83 and 84, Gulf of Mexico.

(tt) “Principal Markets” has the meaning set forth in the Certificate of Designation.

(uu) “Pro Rata Percentage” means, with respect to a Holder or any holder of Equity Securities, the percentage determined by dividing (i) the number of Common Shares (including all Common Stock or Class A Common Stock issued or issuable upon conversion of the Preferred Shares at the Conversion Rate (as defined in the Certificate of Designation) then in effect and all Warrant Shares in respect of Warrants that have an exercise price less than or equal to the fair market value of a Common Share as determined in good faith by the Board of Directors) deemed to be held by such holder or Holder immediately prior to the issuance of the Common Shares, by (ii) the total number of outstanding shares of Common Stock on a Fully Diluted Basis immediately prior to the issuance of such Common Shares.

(vv) “Property Costs” has the meaning set forth in the Securities Purchase Agreement.

(ww) “PXP Common Stock” means the common stock of PXP, par value $0.01 per share.

(xx) “Qualified IPO” has the meaning set forth in the Certificate of Designation.

(yy) “Registration Rights Agreement” means that certain Registration Rights Agreement between the Company and the Investors dated as of the Closing Date, as amended, restated, supplemented or modified from time to time.

(zz) “Securities” means (i) the Preferred Stock, (ii) the Warrants and (iii) the Class A Common Stock, the Class B Common Stock and any Common Stock issued or delivered upon conversion of the Preferred Stock or upon exercise of the Warrants or acquired by Investors pursuant to this Agreement.

(aaa) “Securities Act” has the meaning set forth in the Certificate of Designation.

(bbb) “Securities Purchase Agreement” means the Securities Purchase Agreement among the Company, PXP and the Investors dated as of October 28, 2011, as amended, restated, supplemented or modified from time to time.

(ccc) “Tax Adjustment Amount” has the meaning set forth in the Certificate of Designation.

(ddd) “Tax Adjustment Event” has the meaning set forth in the Certificate of Designation.

(eee) “Trading Day” has the meaning set forth in the Certificate of Designation.

(fff) “Transaction Documents” has the meaning set forth in the Securities Purchase Agreement.

(ggg) “Transfer” means any direct or indirect offer for sale, sale, assignment, transfer, pledge, hypothecation, encumbrance or other disposition (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of Law) with respect to any capital stock of the Company or any securities convertible into or exercisable or exchangeable therefor (and, depending on the context, may be used as a noun or a verb).

(hhh) “Transfer Agent” has the meaning set forth in the Certificate of Designation.

(iii) “Warrants” has the meaning set forth in the Certificate of Designation.

(jjj) “Warrant Shares” means the shares of Class A Common Stock or Common Stock issued or delivered upon the exercise of the Warrants.

ARTICLE II.

CERTAIN AGREEMENTS

Section 2.01. Transfers; Compliance with Securities Laws.

(a) Notwithstanding anything in this Agreement to the contrary, no Investor shall Transfer any Securities or interests therein except (i) in compliance with Sections 2.01(b), 2.01(c) or 2.01(d), as applicable, and (ii) pursuant to an effective registration statement filed under the Securities Act, or pursuant to an exemption thereunder and, in each case, in compliance with applicable state and foreign securities laws and nothing herein shall be construed to require the Company to register such Securities pursuant to the Securities Act or any other federal, state or foreign securities laws, except as may be required by the Registration Rights Agreement. Prior to any such Transfer of Securities, each Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act. In addition, the shares of Preferred Stock and the Warrants represent a non-detachable unit. The Preferred Stock may not be Transferred separately from the Warrants attached thereto, and the Warrants may not be Transferred separately from the Preferred Stock attached thereto. Each Investor consents to the Company making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on Transfer established in this Section 2.01. Prior to an Initial Public Offering, any Transfer of Securities shall be subject to the transferee agreeing to be bound by the provisions of this Agreement as an “Investor” and the execution by such transferee of a joinder or other document evidencing its agreement to such provisions. If any Transfer of Securities permitted hereunder would require filings with or the approval of any Governmental Authority under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other foreign antitrust laws or requirements, the Company shall use commercially reasonable efforts to cooperate with the applicable Investors in connection with any such requirements applicable to the Company or to such Investors; provided that, except as otherwise provided in Section 7.03 of the Securities Purchase Agreement, the Company shall not be required to make any payments to any Governmental Authority or reimburse or pay any expenses in connection therewith.

(b) Except as permitted by Section 2.08, no Investor may Transfer any Preferred Stock (or any associated Warrant) to a Competitor.

(c) Except as permitted by Section 2.08, prior to an Initial Public Offering, no Investor may Transfer any Common Stock to a Competitor unless such Investor has first offered to Transfer such Common Stock to PXP. Such offer shall be made by an irrevocable written offer (the “Transfer Offer Notice”) to sell such Common Stock that must specify:

(i) the identity of the Competitor;

(ii) the price per share of Common Stock which the Competitor is proposing to pay;

(iii) the manner in which the consideration is to be paid;

(iv) the number of shares of Common Stock proposed to be Transferred (the “Transfer Stock”); and

(v) any other material terms and conditions upon which the Transfer is to be made, including a copy of the offer from the Competitor, if any.

PXP shall have 15 days (the “Transfer Option Period”) after actual receipt of the Transfer Offer Notice within which to make a binding and irrevocable election to acquire all of the Transfer Stock upon the terms and conditions contained in the Transfer Offer Notice. If, within the Transfer Option Period, PXP makes an irrevocable election to acquire all of the Transfer Stock, then PXP will close such transaction no later than the later to occur of (A) the closing date set forth in the Transfer Offer Notice, if any and (B) 30 days after the last day of the Transfer Option Period. If, within the Transfer Option Period, PXP does not make an irrevocable election to acquire all of the Transfer Stock, then the Investor may Transfer the Transfer Stock to the transferee in the Transfer Option Notice upon terms not more favorable than those described in the Transfer Offer Notice no later than 60 days after the end of the Transfer Option Period; provided, that such 60 day period will be extended if, and only to the extent that, such proposed Transfer requires filings with or approvals from any Governmental Authority under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended, or any other foreign antitrust laws or requirement. If a Transfer is not made by the Investor within the time period contemplated by the preceding sentence, then the terms of this Section 2.01(c) shall apply to any subsequent proposed Transfer of Common Stock by an Investor to a Competitor.

(d) Except as permitted by Section 2.08, prior to an Initial Public Offering, no Investor may Transfer Common Stock to a Person who is not a Competitor unless such Investor has provided PXP with prior written notice of the Investor’s intent to Transfer such Common Stock and either (A) PXP does not make an irrevocable written offer to acquire such Common Stock within 30 days of such written notice or (B) PXP makes such a written offer and the Investor consummates a sale at a higher price for such Common Stock within 60 days of PXP’s offer; provided, that such 60 day period will be extended if, and only to the extent that, such proposed Transfer requires filings with or approvals from any Governmental Authority under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other foreign antitrust laws or requirement. If a Transfer is not made by the Investor within the time period contemplated by the preceding sentence, the terms of this Section 2.01(d) shall apply to any subsequent Transfer of Common Stock by an Investor to Person who is not a Competitor.

(e) The Preferred Stock (and shares of Class A Common Stock or Common Stock issuable upon conversion thereof) will bear the legends set forth in the Certificate of Designation. Each Warrant shall bear the legends set forth in the form of Warrant.

(f) The Company shall promptly reissue certificates without legends or instruct the Transfer Agent to permit the Transfer of the Securities without restriction at the request of any Investor thereof if the Securities have been registered pursuant to or under the Securities Act or the Investor shall have obtained an opinion of counsel, certification or other information reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be disposed of without registration, qualification or legend.

(g) PXP shall not, and shall not permit any Affiliate to, Transfer any shares of Common Stock or other Equity Securities held by it unless the transferee agrees to be bound by the provisions of Sections 2.01(d), the requirements to vote for or consent to any purchase of assets for which Majority Preferred Approval has been obtained under Section 2.02(c), Section 2.05(c), Section 2.07(d) and Article III, applicable to PXP in its capacity as a holder of Class B Common Stock or Common Stock, and delivers to the Company and the Investors a joinder or other document evidencing its agreement to such provisions. Such joinder shall provide that such transferee is a “Party” for purposes of the relevant sections of this Agreement described in the preceding sentence.

Section 2.02. Permitted Business; Business Opportunities; Exclusivity.

(a) Permitted Business. The Company shall not engage in any business or activity other than those involving exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas and other hydrocarbons from oil and natural gas properties located in the Gulf of Mexico in water depths of 500 feet or more (“Deepwater GOM Assets”) (such business or activity, a “Permitted Business”).

(b) Business Opportunities. The Company hereby agrees and acknowledges that, other than with respect to the right to purchase certain assets from PXP pursuant to Section 2.02(c), (i) the Company shall have no interest in and waives any interest in, or expectancy that PXP or any other Party hereto, or any of their respective Affiliates, or any of the forgoing Persons’ respective partners, members, managers, officers or directors, shall be required to offer it the opportunity to participate in, any business opportunities that may arise from time to time, (ii) PXP and the other Parties hereto shall not be required to provide any interest in any such business opportunities to the Company and (iii) the Company shall not have any reasonable expectation of receiving any interest in any such business opportunities.

(c) Exclusivity. PXP may acquire additional Deepwater GOM Assets (including equity interests of a company engaged in a Permitted Business), provided that, within thirty (30) days after the closing of such acquisition, PXP offers, by written notice, to sell such assets to the Company for an amount equal to the purchase price of such assets plus PXP’s reasonable transaction costs. The Company shall notify PXP as to whether it will acquire such additional Deepwater GOM Assets within thirty (30) days after receipt of a written offer from PXP. The Company shall take all action necessary or appropriate to seek the vote or consent to approve such offer by the holders of Preferred Stock and, prior to an Initial Public Offering, the holders of Common Shares, each voting separately as a class (except that the holders of Common Shares shall vote together as a single class), and in connection therewith shall provide all such holders with all material information relating to such offer and such assets. PXP agrees, and agrees to cause its Affiliates, to vote or consent all of their respective Common Shares (if such vote or consent is sought prior to an Initial Public Offering and determined by the Company to be necessary) and Preferred Stock entitled to vote or consent to approve such offer in the same proportion as the holders of the Preferred Stock other than PXP or its Affiliates, voting separately as a class, not later than three (3) days after the vote or consent thereon by the holders of the Preferred Stock other than PXP or its Affiliates. The Company shall accept such offer if (and only if) it has obtained: (i) prior to an Initial Public Offering, the Majority Preferred Approval (without any further requirement of approval by the Board of Directors); and (ii) after an Initial Public Offering, the approval of the Board of Directors. If the Company agrees to acquire additional Deepwater GOM Assets prior to an Initial Public Offering under this Section 2.02(c), then each of the holders of Common Stock, Class A Common Stock and Class B Common Stock (the “Common Stockholders”) and Preferred Stockholders shall contribute their proportionate share (determined on an as-converted basis) of any capital necessary to fund such acquisition through the purchase from the Company of additional shares of Class A Common Stock at a price of $20.00 per share; provided, however, that if any holder of Common Stock, Class A Common Stock or Class B Common Stock fails to purchase such additional shares of Class A Common Stock, then PXP shall acquire such additional shares of Class A Common Stock. If the foregoing applicable approval is obtained, then the Company shall (and PXP shall cause the Company to) take all action necessary or appropriate to accept such offer within thirty (30) days after receipt of the written offer from PXP. Notwithstanding the foregoing, the restrictions and requirements in this section shall not apply (1) from and after the tenth anniversary of the Closing Date, (2) to opportunities not accepted by the Company in writing within thirty (30) days after receipt of a written offer from PXP, (3) from and after the time that PXP owns less than 50% of all the outstanding Common Stock on a Fully Diluted Basis, (4) to PXP’s investment in McMoRan Exploration Company or to any passive investments of PXP in which it holds not more than 10% of any outstanding class of capital stock (not involving board of directors representation) of a publicly held company that owns Deepwater GOM Assets, (5) to PXP’s acquisition of all of the stock or all the assets of any person that owns, among other things, Deepwater GOM Assets, as long as the fair market value of such person’s Deepwater GOM Assets constitute less than 25% of the aggregate fair market value of the total assets being acquired by PXP pursuant to this clause (5) or (6) to additional Deepwater GOM Assets acquired by PXP after the date hereof which are subject to any area of mutual interest, buy-back, preferential or similar pre-emptive right to purchase in favor of third parties under the terms of Applicable Contracts; provided that PXP shall offer to the Company pursuant to this Section 2.02(c) any additional Deepwater GOM Assets for which such third parties have failed to exercise their area of mutual interest, buy-back, preferential or similar pre-emptive rights to purchase and the time periods under this Section 2.02(c) shall be extended by the number of days such rights of third parties remain open. Within three days after any acquisition of Deepwater GOM Assets by PXP pursuant to clause (6) of the preceding sentence, PXP shall notify the Company (including the Preferred Nominee) and the Investors of such acquisition and the time periods for the exercise of such third party rights; provided, however, that PXP shall not be required to notify the Investors if it is contractually prohibited from providing such notification (but only to the extent of such prohibition). Notwithstanding the foregoing, in the event PXP acquires leases that constitute Deepwater GOM Assets (“Deepwater Lease Assets”) and offers such Deepwater Lease Assets to the Company in accordance with the first sentence of this Section 2.02(c), then to the extent the Company has available funds available under the Approved Budget for the purchase of Deepwater Lease Assets (up to an aggregate of $40 million), the Company shall be required to purchase such assets from PXP (and shall not be required to obtain Majority Preferred Approval for such purchase). The Company shall purchase such assets from PXP for an amount equal to the purchase price of such assets plus PXP’s reasonable transaction costs (without the requirement for the Common Stockholders, PXP or the Preferred Stockholders to contribute their proportionate share of the purchase price of such Deepwater Lease Assets). If the Company accepts an offer from PXP to purchase certain assets pursuant to this Section 2.02(c) (including Deepwater Lease Assets), then PXP and the Company will enter into an asset purchase agreement with customary terms that are reasonably acceptable to each party; provided, however, it shall not be reasonable for the Company to refuse to execute an asset purchase agreement that contains identical or less burdensome terms than the terms by which PXP acquired the applicable assets.

Section 2.03. Projects Outside of the Approved Budget.

(a) Until the earlier of (i) an Initial Public Offering, (ii) the fifth anniversary of the Closing Date or (iii) the receipt by the Holders of written notice (the “Budget Approval Termination Notice”) from the Company that the Preferred Nominee’s approval rights over the Approved Budget has terminated (which notice may not be received more than 10 days prior to the date on which a definitive agreement for an Applicable Sale Transaction in connection with Section 2.10 will be entered into in the good faith reasonable belief of the Company), the Company will operate under a budget that is approved by at least a majority of the members of the Board of Directors, including the Preferred Nominee (such approved budget, an “Approved Budget”). The initial Approved Budget is attached to the Securities Purchase Agreement as Exhibit A thereto. All Property Costs are included in the Approved Budget. Subject to the next sentence, the Company shall not incur or commit to incur or make any expenditures or payments (including in respect of redemption of any Equity Securities other than the Securities) in amounts that exceed the amounts set forth in the Approved Budget (or, in the case of specific items described in clause (e) below, in excess of the limits for such items set forth in clause (e)) (other than the repayment of indebtedness by the Company using its cash flow or a Cost Overrun funded in accordance with Section 2.04). If the Board of Directors (by majority vote) desires the Company to undertake a project or incur or commit to incur or make any other expenditures or payments that are not included in the Approved Budget (or, in the case of specific items described in clause (e) below, in excess of the limits for such items set forth in clause (e)) (other than the repayment of indebtedness by the Company using its cash flow or a Cost Overrun funded in accordance with Section 2.04) but that are in the good faith determination of the Board reasonably expected to be funded or committed within the twelve months following such determination, then PXP will have the right to fund such project or other expenditures or payments through additional capital contributions to the Company in exchange for shares of Class A Common Stock at a price of $20.00 per share. Each Preferred Stockholder will have a right to participate in such funding by purchasing on the same terms as PXP its Pro Rata Percentage of any shares of Class A Common Stock sold in order to fund such project or other expenditures or payments.

(b) The Company shall notify the Preferred Stockholders in writing of its intention to issue shares of Class A Common Stock pursuant to Section 2.03(a), which notice shall set forth the number of shares of Class A Common Stock being offered, the price per share at which such shares are to be sold and the proposed use of proceeds of such offering. Each of the Preferred Stockholders shall have fifteen (15) days from the giving of such notice to decide whether or not to purchase some or all of its Pro Rata Percentage of such Class A Common Stock. To the extent that any of the shares of Class A Common Stock are not subscribed for during such fifteen (15)-day period, the Company shall send a notice to each Preferred Stockholder that fully subscribed for its Pro Rata Percentage of the unsubscribed Class A Common Stock to be sold. The Preferred Stockholders shall have three (3) Business Days after receipt of such notice to notify the Company of its election to purchase all or a portion of such unsubscribed shares on a pro rata basis with any similarly electing Preferred Stockholders.

(c) If all the shares of Class A Common Stock proposed to be sold or issued by the Company pursuant to this Section 2.03 are not elected to be purchased as provided in Section 2.03(b), the Company may, following the expiration of the period provided in Section 2.03(b), offer the remaining unsubscribed portion of such shares of Class A Common Stock to any person or persons at a price not less than, and upon terms not materially more favorable to the offeree than, those specified in Section 2.03(b).

(d) Promptly following the completion of the procedures set forth in Section 2.03(b) and Section 2.03(c), the Company shall notify PXP and each Preferred Stockholder electing to purchase shares of Class A Common Stock under Section 2.03(b) of the number of shares of Class A Common Stock that PXP or such holder, as applicable, is entitled to purchase under this Section 2.03 and the proposed closing date of such purchase which closing shall occur not less than fifteen (15) Business Days following the date of such notice. At the closing, the Company shall cause the Transfer Agent to (i) record the issuance of the shares purchased by PXP or such Preferred Stockholder, as applicable, in accordance with its customary book-entry procedures promptly after payment therefor to the account designated by the Company by wire transfer of immediately available funds and (ii) deliver evidence to the purchasers of the issuance of the Class A Common Shares, represented by book entry on the books and records of the Transfer Agent and meeting the requirements of the organizational documents of the Company.

(e) The Approved Budget includes expected costs for (i) the development of the Lucius Project and (ii) the exploratory drilling of the initial well on the Phobos Prospect, in an aggregate amount in the case of clauses (i) and (ii) not to exceed $550 million, and (iii) a portion of the leases to be acquired in connection with the Permitted Business and seismic data, in an aggregate amount not to exceed $40 million. Any funds not used under clause (iii) may be applied to expenditures under clauses (i) and (ii) and, to such extent, may exceed the $550 million sublimit. The Approved Budget will permit the repayment of any indebtedness of the Company using its cash flow.

(f) The Investors acknowledge that the Company may grant to a transferee of Common Stock (or other Equity Securities) as a result of an Excluded Transfer similar rights to purchase its Pro Rata Percentage of the Class A Common Stock sold pursuant to this Section 2.03.

(g) If the Company has issued a Budget Approval Termination Notice pursuant to Section 2.03(a), and an Applicable Sale Transaction does not close within 120 days of the date of such notice, then the Exit Right Commencement Date shall be accelerated to the 120th day after the delivery of such Budget Approval Termination Notice.

Section 2.04. Cost Overrun Support.

(a) In the event that the Company’s actual expenses relating to the projects described in clauses (i) and (ii) of the first sentence of Section 2.03(e) (the “Development Plan”) exceed those set forth in the Approved Budget and exceed any cash flow to the Company generated from the Deepwater Assets (each such additional expense, a “Cost Overrun”), then to the extent the Company has obtained Majority Preferred Approval, such Cost Overruns may be funded with additional indebtedness of the Company. If any Cost Overruns are to be funded or committed instead with equity issued by the Company as determined by the Board of Directors, and the Preferred Stockholders (by Majority Preferred Approval) have agreed to participate in such funding, then the Common Stockholders and the Preferred Stockholders may contribute their Pro Rata Percentages of any capital necessary to fund the Company Cost Overruns through the purchase of (i) in the case of Preferred Stockholders, additional Preferred Stock (together with additional non-detachable Warrants in the same percentage as were issued in connection with the initial issuance of the Preferred Stock) at an aggregate price of $1,000 per share and (ii) in the case of Common Stockholders, Class A Common Stock at a price of $20.00 per share. If any funding by Preferred Stockholders is not funded ratably by all holders, then (i) the Preferred Shares issued to the holders participating in such funding will be designated as senior to the Preferred Stock but otherwise will be issued on substantially the same terms, including providing the same Warrant coverage as that provided in the initial issuance of the Preferred Stock and Warrants, and (ii) the Company shall take all necessary action to create the new class of preferred stock that shall be senior to the Preferred Stock and the Common Stockholders party to this Agreement and the Preferred Stockholders shall approve (and are hereby deemed to have approved) an amendment to the Certificate of Incorporation to designate such new class of preferred stock and all such parties shall enter into such amendments of the Transaction

Documents as may be reasonably necessary to reflect the creation of such new class of preferred stock and to extend the rights and obligations applicable to the Preferred Stock to such new preferred stock (subject to the seniority of the Preferred Stock). Such newly issued Preferred Shares shall be entitled to vote together with the Preferred Stock as a single class on all matters subject to a class vote and shall have all rights of “Preferred Stock” under the Transaction Documents.

(b) If Majority Preferred Approval is obtained for funding the Cost Overrun through Class A Common Stock and Preferred Stock, the Company shall notify the Preferred Stockholders in writing of its intention to issue shares of Class A Common Stock and Preferred Stock pursuant to Section 2.04(a). Each of the Preferred Stockholders shall have fifteen (15) days from the giving of such notice to decide whether or not to purchase its ratable portion of the shares so offered (based on the proportion of the total number of shares of Preferred Stock then outstanding held by such Preferred Stockholder). To the extent that any of the shares of Preferred Stock are not subscribed for during such fifteen (15)-day period, the Company shall send a notice to each Preferred Stockholder that fully subscribed for its ratable portion of the unsubscribed Preferred Stock to be sold. The Preferred Stockholders shall have three (3) Business Days after receipt of such notice to notify the Company of its election to purchase all or a portion of such unsubscribed shares on a pro rata basis with any similarly electing Preferred Stockholders.

(c) If the Company Cost Overruns are not funded with (i) additional indebtedness or (ii) equity contributions pursuant to Section 2.04(b) above, then PXP shall have the right to fund such Cost Overruns (up to the portion not funded through purchases of Preferred Stock by the Preferred Stockholders under Section 2.04(b)) through the purchase of additional Class A Common Stock at a price of $20.00 per share.

(d) Promptly following the completion of the procedures set forth in Section 2.04(b) and Section 2.04(c), the Company shall notify PXP and each Preferred Stockholder electing to purchase shares of Preferred Stock under Section 2.04(b) of the number of shares of Preferred Stock (or senior preferred stock) or Class A Common Stock that PXP or such holder, as applicable, is entitled to purchase under this Section 2.04 and the proposed closing date of such purchase which closing shall occur not less than fifteen (15) Business Days following the date of such notice. At the closing, the Company shall (i) cause the Transfer Agent to record the issuance of the shares of Preferred Stock (or senior preferred stock) or Class A Common Stock purchased by PXP or such holder, as applicable, in accordance with its customary book-entry procedures promptly after payment therefor to the account designated by the Company by wire transfer of immediately available funds and (ii) deliver evidence to the purchasers of the issuance of the Class A Common Shares, represented by book entry on the books and records of the Transfer Agent and meeting the requirements of the organizational documents of the Company.

(e) The Investors acknowledge that the Company may grant to a transferee of Common Stock (or other Equity Securities) as a result of an Excluded Transfer similar rights to purchase its Pro Rata Percentage of the Class A Common Stock sold pursuant to this Section 2.04.

Section 2.05. Board of Directors; Board Observers; Governance.

(a) Prior to a Qualified IPO, (i) (A) the Board of Directors will consist of not more than seven (7) members and (B) the holders of a majority of the shares of Class B Common Stock shall have the right to appoint all but one (1) such director to the Board of Directors (the “Class B Nominees”), (ii) for so long as any of the Preferred Stock is outstanding, the holders of Preferred Stock will have the right to appoint one (1) director (the “Preferred Nominee”), it being understood that EIG Global Energy Partners (“EIG”) will appoint the Preferred Nominee as long as it owns at least 20% of the outstanding Preferred Stock and after such time, the Preferred Nominee will be appointed by Majority Preferred Approval, and (iii) the Preferred Stockholders will have the right to appoint two (2) observers to the Board of Directors (and any committee of the Board of Directors or any management, executive or similar committee established by the Company) by Majority Preferred Approval. On the Closing Date, the initial Board of Directors will consist of five (5) members; the Class B Nominees will be James C. Flores, Winston M. Talbert, John F. Wombwell and Doss R. Bourgeois, and the Preferred Nominee will be Kurt Talbot. All subsidiaries of the Company shall have boards of directors identical in size and composition to the Company’s Board of Directors.

(b) The Company shall cause the Class B Nominees and the Preferred Nominee (together, the “Nominees”), pursuant to this Section 2.05, to be nominated for election at an annual or special stockholders meeting of the Company and shall take all actions necessary or advisable to cause the Board of Directors to recommend that the stockholders vote “FOR”, and solicit proxies for, the election of the Nominee(s). If a Nominee (or any successor Nominee appointed pursuant to this paragraph) ceases for any reason to serve as a director of the Company after having been duly appointed or elected, then, the holders of a majority of the shares of Class B Common Stock, EIG or the Preferred Stockholders holding a majority of the Preferred Stock, as appropriate, shall have the right to nominate a replacement for such Nominee to hold office for the remaining unexpired term of such Nominee. Any Nominee appointed or elected to the Company’s Board of Directors may be removed by the party that originally nominated such person and only by such party except that any such Nominee may be removed for cause in accordance with applicable Law or the Company’s certificate of incorporation and bylaws and shall (A) have the requisite skill and experience to serve as a director of a company traded on a Principal Market, and (B) not be prohibited or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC or any Principal Market or by applicable Law.

(c) Each Party shall vote all Equity Securities held by it for the election to the Board of Directors of all individuals nominated in accordance with this Section 2.05 and the removal from the Board of Directors of all directors proposed to be removed by the party that nominated them in accordance with this Section 2.05 and shall take all actions required on its behalf to give effect to the agreements set forth in this Section 2.05. Each Party shall use all reasonable efforts to cause each director nominated by such stockholder to vote for the election to the Board of Directors of all individuals nominated in accordance with this Section 2.05.

(d) The Company shall use commercially reasonable efforts to cause the Board of Directors to convene meetings at least once every three months. Upon any failure by the Company to convene a meeting at least every three months, a director nominated under Section 2.05 shall be empowered to convene such meeting.

(e) The Company shall reimburse each director who is not an employee of the Company and each observer for his or her reasonable out of pocket expenses including travel incurred in connection with the attendance of meetings of the Board of Directors or any committee thereof.

(f) The Company, PXP and the Investors agree and acknowledge that PXP is hereby granted an irrevocable proxy coupled with an interest to vote the Escrowed Class A Shares (as defined in the Certificate of Designation).

Section 2.06. Minority Protection.

(a) For so long as any shares of Preferred Stock remain outstanding the Company shall not voluntarily commence any case, proceeding or other action under any existing or future law of any jurisdiction, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Company, or seeking to adjudicate the Company a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or take any actions described in Section 4 of the Certificate of Designation, in all cases, without first obtaining Majority Preferred Approval or such higher vote of Preferred Stockholders as may be required by law and subject to the termination of certain of those approval rights under Section 4(b) of the Certificate of Designation upon the occurrence of an Initial Public Offering.

(b) Pursuant to Section 12(f) of the Certificate of Designation, if the Company provides written notice to the Preferred Stockholders of its intention to take any action for which Majority Preferred Approval is required to be obtained pursuant to Section 4 of the Certificate of Designation and restricts the Holders to twenty (20) Business Days from the giving of the notice to object to such action, then the failure by any Holder to respond to such notice with its objection within such twenty (20) Business Day period shall be deemed a consent by such Holder to the proposed action or actions contained in the Company’s written notice.

(c) Subject to the other provisions herein, PXP shall not, and shall cause its Affiliates not to, acquire any shares of Preferred Stock unless such proposed acquisition receives Majority Preferred Approval.

(d) The Company shall provide written notice to the Preferred Stockholders of its intention to take any action for which Majority Preferred Approval is required to be obtained pursuant to this Section 2.06 which notice shall contain reasonable detail regarding the matter for which approval is being sought and shall include a statement that failure to respond within the time period set forth in this Section 2.06 shall result in a deemed approval of the matters set forth in the notice. The Preferred Stockholders shall then have twenty (20) Business Days from the giving of such notice to object to such action. Failure by any Preferred Stockholder to respond to such notice within such twenty (20) Business Day period shall be deemed a consent by such Preferred Stockholder to the proposed action or actions contained in the Company’s written notice.

(e) Except as specifically provided for herein, in the Certificate of Designation or as provided by applicable law, the Preferred Stockholders shall not vote as a class on any matter.

Section 2.07. Liquidity/Exit.

(a) At any time after the fourth anniversary of the Closing Date (the “Exit Right Commencement Date”), the Preferred Stockholders acting by Majority Preferred Approval shall have the right to cause the Company to use its commercially reasonable efforts to consummate an Exit Event (an “Exit Event Election”), with the form of such Exit Event to be selected by the Company. Upon an Exit Event Election by the Preferred Stockholders, the Company shall promptly engage a nationally recognized investment bank to advise the Company in connection with such process. The form of Exit Event to be pursued by the Company shall be selected by the Company in consultation with the investment bank selected by it. At the request of any Preferred Stockholders, the Company shall (and shall endeavor to make representatives of the investment bank selected by it available to) meet with the Preferred Stockholders to advise them regarding status of the Exit Event selection process. Following an Exit Event Election, the Company shall use commercially reasonable efforts to consummate an Exit Event. If the holders of Preferred Stock have voted in favor of an Exit Event by Majority Preferred Approval, then all holders of Preferred Stock shall be deemed to have voted all of their shares of Preferred Stock in favor of such action and shall be required to take all such other actions as may be reasonably necessary to consummate such action.

(b) If the Company fails to consummate an Exit Event after having used its commercially reasonable efforts to consummate such Exit Event, then at any time more than two (2) years after the date of the Preferred Stockholders’ prior request for an Exit Event, the Preferred Stockholders, acting by Majority Preferred Approval, may again cause the Company to use its commercially reasonable efforts to consummate an Exit Event, with the form of such Exit Event to be selected by the Company and implemented in accordance with this Section 2.07. Preferred Stockholders shall have the right to instruct the Company to attempt an Exit Event every two (2) years until an Exit Event is completed.

(c) The following penalties shall occur if an Exit Event has been requested and is not consummated on or before the Exit Event Deadline:

(i) the Conversion Price (as defined in the Certificate of Designation) will immediately and automatically be adjusted such that all the issued and outstanding shares of Preferred Stock on an as-converted basis taken together with the Warrant Shares, in the aggregate, shall constitute 49% of the Common Shares on a Fully Diluted Basis; and

(ii) PXP shall be required to purchase $300 million of junior preferred stock in the Company which shall have the terms set forth on Exhibit A hereto, and the Company shall use the proceeds thereof to retire the Credit Agreement, with any remaining proceeds not so used therefor being retained by the Company for general corporate purposes. Copies of all documents relating to any such junior preferred stock shall be delivered to the Holders upon request.

(d) PXP and each other holder of Common Shares (or any securities convertible, exchangeable or exercisable into such stock) agrees to (i) reasonably cooperate with the Company and the Preferred Stockholders in connection with the consummation of any Exit Event and (ii) take such actions (including vote its shares of capital stock) as may be reasonably requested by the Preferred Nominee in connection with consummating the Exit Event selected by the Company, and shall grant customary voting proxies to such persons or their designees in connection therewith and to take such actions (including voting its shares of capital stock) as may be reasonably necessary to create the junior preferred stock in the event of the penalty pursuant to (c)(ii) above.

(e) If PXP or the Company elects the Repurchase Option as its Exit Event, the Preferred Stockholders, acting by Majority Preferred Approval, may elect to terminate the Exit Event process once if they are not satisfied with the determination of Fair Market Value for any reason. In such event, such process shall not be deemed an Exit Event for any purpose hereunder.

(f) If PXP or the Company elects the Repurchase Option and consummates such an Exit Event, notwithstanding any other provisions herein to the contrary, the Company shall not effect an Initial Public Offering for a period of twelve (12) months after the consummation of such Exit Event.

(g) If PXP or the Company consummates an Exit Event as described herein or the Company consummates an Initial Public Offering, then the rights of the Preferred Stockholders to cause the Company to use its commercially reasonable efforts to consummate an Exit Event shall terminate.

(h) If the Preferred Stockholders have voted in favor of an Exit Event by Majority Preferred Approval, then all Preferred Stockholders shall be deemed to have voted all of their shares of Preferred Stock in favor of such action and shall be required to take all such other actions as may be reasonably necessary to consummate such action.

(i) For the avoidance of doubt, only an Exit Event described in clause (ii) of the definition thereof shall be treated as a Liquidation Event.

Section 2.08. Tag Along Rights.

(a) In the event that PXP or any of its Affiliates (other than a transferee pursuant to an Excluded Transfer) intend to Transfer Common Shares of the Company, in one transaction or a series of related transactions, to an unaffiliated third party purchaser (a “Proposed Purchaser”) other than in connection with an Excluded Transfer, PXP shall give notice thereof (a “Co-Sale Notice”) to the other equity holders (the “Remaining Equityholders”).

(b) The Co-Sale Notice shall specify:

(i) the identity of the Proposed Purchaser;

(ii) the price per Common Share which the Proposed Purchaser is proposing to pay;

(iii) the manner in which the consideration is to be paid;

(iv) the number of Common Shares proposed to be Transferred; and

(v) any other material terms and conditions upon which the Transfer is to be made, including a copy of the offer from the Proposed Purchaser, if any.

(c) The Remaining Equityholders shall be entitled within fifteen (15) days after receipt of the Co-Sale Notice, to notify PXP or its subsidiary that they wish to sell a ratable number of shares of Preferred Stock, Class A Common Stock and Warrants on an as-converted basis at the proposed sale price specified in the Co-Sale Notice by sending a counter-notice which shall specify the number of shares of Preferred Stock, Class A Common Stock and Warrants on an as-converted basis which the relevant Remaining Equityholder wishes to sell. Each such Remaining Equityholders shall be entitled to sell up to its Pro Rata Percentage of the number of Common Shares proposed to be Transferred in such transaction as set forth in the Co-Sale Notice. In order to exercise its co-sale right under this section, each Remaining Equityholder shall not be required to convert its shares of Preferred Stock into Common Shares and/or exercise its Warrants to the extent of the Common Shares it sells pursuant to such co-sale right; provided, however, that any transferee of a Remaining Equityholder shall be required to convert any shares of Preferred Stock into Common Shares and/or to exercise any Warrants so acquired on the closing date of any such acquisition as a condition to any Transfer under this Section 2.08, including any transfer by the party issuing the Co-Sale Notice. The purchase price in respect of any share of Preferred Stock shall be equal to the price to be paid per Common Share in such transaction multiplied by the number of Conversion Shares then issuable upon conversion of a share of Preferred Stock, and the price to be paid for any Warrant shall be equal to the price to be paid per Common Share in such transaction multiplied by the Warrant Shares issuable upon exercise thereof, less the aggregate exercise price under such Warrant. To the extent any Remaining Equityholder exercises such co-sale right, the number of Shares which PXP or its subsidiary may sell pursuant to the Co-Sale Notice shall be correspondingly reduced by the number of Common Shares that such Remaining Equityholders are entitled to, and have indicated they wish to, sell (the “Remaining Equityholder Shares”), unless the Proposed Purchaser has agreed to increase the number of Common Shares it is willing to purchase.

(d) Following the expiration of the fifteen (15) days from the date the Remaining Equityholders receive the Co-Sale Notice, PXP or its subsidiary shall be entitled to sell to the Proposed Purchaser on the terms set forth in the Co-Sale Notice a number of Common Shares not exceeding the number specified in the Co-Sale Notice less, if applicable pursuant to (c) above, the Remaining Equityholders Shares, provided that at the same time the Proposed Purchaser also purchases the Remaining Equityholders Shares on the same terms set forth in the Co-Sale Notice. As of the closing date for such purchase, the Remaining Equityholders shall Transfer good and valid title to the Remaining Equityholder Shares, free and clear of all liens, encumbrances, equities or claims. In connection with any such purchase and sale of Remaining Equityholder Shares, no Remaining Equityholder shall be required to provide any representations, warranties or indemnities, other than customary several (and not joint) representations, warranties and indemnities concerning (i) such holder’s valid title to and ownership of Equityholder Shares, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (ii) such holder’s authority, power and right to enter into and consummate such sale and the absence of any violation of its organizational documents as a result of such sale, (iii) the absence of any violation, default or acceleration of any agreement to which such holder is subject or by which its assets are bound as a result of the sale, and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such holder in connection with the sale.

Section 2.09. Preemptive Rights.

(a) Prior to an Initial Public Offering, to the extent that the Company intends to issue Equity Securities, the Company will send a notice to PXP and each of the Investors of its intention to issue Equity Securities (other than the shares excluded by Section 2.09(b)) and shall first offer to the Investors and PXP the opportunity to invest in such Equity Securities on the same terms, so as (and to the extent necessary) to enable the Investors and PXP to maintain their respective Pro Rata Percentage ownership of the Company. The Company shall notify the Investors and PXP in writing of its intention, with a description of the Equity Securities to be sold and the price and the terms and conditions upon which the Company proposes to issue the same. Each of the Investors and PXP shall have fifteen (15) days from the giving of such notice to decide whether or not to purchase some or all of its Pro Rata Percentage of such offering. To the extent that any of the Equity Securities are not subscribed for during such fifteen (15)-day period, the Company shall send a notice to PXP and each Investor that fully subscribed for its Pro Rata Percentage of the Equity Securities offering them the unsubscribed shares. The Investors and PXP shall have three (3) Business Days after receipt of such notice to notify the Company of their election to purchase all or a portion of such unsubscribed shares.

(b) The rights established by this Section 2.09 shall not apply to (i) any Excluded Issuances or (ii) Equity Securities issued to support projects outside the Approved Budget pursuant to Section 2.03 or to support Cost Overruns pursuant to Section 2.04.

(c) If all the Equity Securities proposed to be sold or issued by the Company pursuant to Section 2.09(a) are not elected to be purchased as provided in Section 2.09(a), the Company may, for a period of up to thirty (30) Business Days following the expiration of the period provided in Section 2.09(a), offer the remaining unsubscribed portion of such Equity Securities to any person or persons, including Investors, at a price not less than, and upon terms not materially more favorable to the offeree than, those specified in Section 2.09(a).

(d) Promptly following the completion of the procedures set forth in Section 2.09(a), the Company shall notify PXP and each Investor electing to purchase Equity Securities under Section 2.09(a) of the number of shares of Equity Securities that PXP and such Investor, as applicable, is entitled to purchase under this Section 2.09 and the proposed closing date of such purchase which closing shall occur not less than fifteen (15) Business Days following the date of such notice. At the closing, the Company shall cause the Transfer Agent to record the issuance of the Equity Securities purchased by PXP and such Investor, as applicable, in accordance with its customary book-entry procedures promptly after payment therefor to the account designated by the Company by wire transfer of immediately available funds.

(e) The Investors acknowledge that the Company may grant similar rights to other holders of the Company’s Equity Securities to purchase their pro rata portion of the Equity Securities sold pursuant to this Section 2.09.

Section 2.10. Company Sale PXP Call Right.

(a) Prior to an Initial Public Offering, PXP shall have the right to purchase, and the Investors shall be required to sell to PXP, for cash, a portion of the outstanding Equity Securities

(from the Investors as well as other holders of Equity Securities), if such purchase is necessary (and only to the extent necessary), in the reasonable discretion of PXP, to allow PXP to achieve or maintain (based on the then outstanding Equity Securities of the Company) ownership of the Company satisfying the requirements of Section 1504(a)(2) of the Internal Revenue Code of 1986, as amended (the type and amount of Equity Securities determined to be subject to the call right in accordance with this Section 2.10, the “Sale Called Securities”), at the price and in accordance with the procedures set forth in this Section 2.10. Any such purchase shall be made first from holders of Equity Securities other than the Investors and PXP and only after the purchase of all Equity Securities held by Persons other than the Investors and PXP, to the extent necessary ratably from among the Equity Securities held by the Investors, based on the number of Common Shares represented by such Equity Securities on an as converted or as exercised basis. The call right set forth in this Section 2.10 may only be exercised by PXP in connection with an Applicable Sale Transaction. To exercise such call right, PXP must deliver written notice to each Investor (the “Sale Call Notice”) at least five (5) but not more than twenty (20) days prior to the proposed purchase date under this Section 2.10 (the “Sale Call Date”). The Sale Call Date shall be not more than ten (10) days prior to the date a definitive agreement for the sale of all or substantially all of the assets or stock of the Company will be entered into in the good faith reasonable belief of PXP or the Company. The Sale Call Notice shall set forth (i) the Sale Call Date, (ii) the Sale Called Securities to be purchased and the Sale Call Purchase Price in respect thereof and (iii) reasonable details regarding the Applicable Sale Transaction.

(b) On any Sale Call Date, PXP shall purchase, and each Investor shall sell to PXP, the Sale Called Securities for a purchase price equal to: (i) for each share of Preferred Stock being purchased, the Liquidation Preference in respect thereof, (ii) for each Warrant being purchased, the excess of the Class A Purchase Price in respect thereof over the exercise price in respect thereof and (iii) for any shares of Class A Common Stock being purchased, the Class A Purchase Price in respect thereof (collectively, the “Sale Call Purchase Price”).

(c) On the Sale Call Date, each Investor shall deliver an executed transfer instruction to the Transfer Agent requesting transfer to PXP by book entry of any Preferred Stock, Class A Common Stock and Warrants, as applicable, included in the Securities being purchased from such Investor, together with executed signature guarantees and other applicable transfer instruments in respect thereof, against payment of the Sale Call Purchase Price in respect of such Equity Securities to the account designated by such Investor by wire transfer of immediately available funds.

(d) Upon purchase by PXP, each share of Preferred Stock acquired by PXP shall be automatically converted into Class A Common Stock at the Conversion Rate then in effect.

Section 2.11. Other PXP Call Right; Tax Adjustment on Common Shares.

(a) At any time on or after the fifth anniversary of the Closing Date, PXP may exercise a call right to purchase all, but not less than all, of the outstanding Preferred Stock and Warrants, for cash, at a price and in accordance with the procedures set forth in this Section 2.11; provided, however, that the Investors, by Majority Preferred Approval, shall have a right, exercisable not more than twice, to terminate such call if they are not satisfied with the determination of Fair Market Value. In such event, PXP may not exercise its call right under this

Section 2.11 for six months after such Majority Preferred Approval. To exercise such call right, PXP must deliver written notice to each Investor (the “Full Call Notice”) at least fifteen (15) days prior to the proposed purchase date under this Section 2.11 (the “Full Call Date”). The Full Call Notice shall set forth the Full Call Date, the Preferred Stock and Warrants to be purchased and the Full Call Purchase Price in respect thereof. Any Investor may at its option elect to have all shares of Class A Common Stock held by it (other than Conversion Shares and Warrant Shares) repurchased by the Company on the Full Call Date by delivering written notice of such election to the Company prior to the Full Call Date.

(b) On any Full Call Date, PXP shall purchase, and each Investor shall sell to PXP, (i) the Preferred Stock held by such Investor for a cash purchase price per share equal to the Liquidation Preference in respect thereof, (ii) the Warrants held by such Investor for a cash purchase price per Warrant equal to the excess of the Class A Purchase Price in respect thereof over the exercise price in respect thereof and (iii) any shares of Class A Common Stock (other than Conversion Shares and Warrant Shares) such Investor has elected to include in such sale under Section 2.11(a), for a cash purchase price equal to the Class A Purchase Price in respect thereof (collectively, the “Full Call Purchase Price”).

(c) On the Full Call Date, each Investor shall deliver an executed transfer instruction to the Transfer Agent requesting transfer to PXP by book entry of the Preferred Stock and Warrants and any shares of Class A Common Stock being purchased from such Investor, together with executed signature guarantees and other applicable transfer instruments in respect thereof, against payment of the Full Call Purchase Price in respect thereof to the account designated by such Investor by wire transfer of immediately available funds.

(d) Upon purchase by PXP, each share of Preferred Stock acquired by PXP shall be automatically converted into Class A Common Stock at the Conversion Rate then in effect, each in-the-money Warrant shall be deemed automatically exercised for Class A Common Stock at the applicable exercise price and each out-of-the-money Warrant shall be automatically cancelled. If the Company exercises a call right under this Section 2.11, PXP agrees that it will not cause or permit the Company to effect an Initial Public Offering for a period of twelve (12) months after the date of such purchase.

(e) Notwithstanding anything to the contrary in this Section 2.11, if an Investor has elected to convert shares of Preferred Stock or to exercise Warrants after the receipt of a Full Call Notice and on or before the Full Call Date, each such share of Preferred Stock or Warrant (or any Conversion Shares and Warrant Shares issued in connection with such conversion or exercise) (collectively, the “Full Call Conversion Shares”) shall not be subject to purchase under this Section 2.11. Each Investor shall be entitled to deliver a notice of conversion of Preferred Stock in accordance with Section 6 of the Certificate of Designation and to deliver a notice of exercise of Warrants in connection with Section 3(a) of the Warrants at any time prior to the closing of the Full Call Purchase.

(f) PXP agrees to comply with the obligations set forth in Section 3(b) of the Warrants.

(g) In connection with a Tax Adjustment Event, shares of Class A Common Stock (but not Conversion Shares or Warrant Shares except as provided in clause (i) of the last sentence of the definition of Tax Adjustment Amount and without duplication if any such shares are entitled to a Tax Adjustment Amount under any other provision of a Transaction Document), shall be entitled to receive, as additional consideration for such shares in connection with the transfer thereof, the Tax Adjustment Amount in respect of such shares (in addition to other amounts payable in respect of such Class A Shares in connection with such transaction), such amount payable by (i) the purchaser in connection with such transaction or, if not paid by the purchaser, the Company, or (ii) the Company in connection with any such event in which there is no purchaser.

Section 2.12. Information Rights.

(a) Subject to clauses (e) and (f) below, the Company shall provide the Investors with the following information:

(i) Notice and a reasonably detailed description of the occurrence of any event directly concerning the Company or its subsidiaries that the Company determines in its good faith judgment is material to the Preferred Stockholders or Warrant holders, in each case within ten (10) Business Days following the occurrence thereof;

(ii) Unaudited financial statements of the Company within seventy-five (75) days after the end of each of the first three (3) quarters of the Company’s fiscal year;

(iii) Annual audited financial statements of the Company within one-hundred twenty (120) days after the end of the Company’s fiscal year;

(iv) A third-party reserve report covering the Company’s assets within one-hundred twenty (120) days after the end of each calendar year, which report will be prepared by an independent engineering firm as of the end of such year;

(v) Monthly, a summary of gross cash receipts of the Company and its subsidiaries and joint interest billing payments made by such persons during such month;

(vi) Monthly, production and operating reports on the properties of the Company and its subsidiaries;

(vii) Monthly, copies of bank statements of the Company and its subsidiaries; and

(viii) Thirty (30) days’ prior notice of any event or transaction which would constitute a Liquidation Event (as defined in the Certificate of Designation), redemption event or trigger any other call or repurchase of Preferred Stock or Warrants.

(b) In conjunction with the exercise by PXP of any call right or redemption right or in the event of a Liquidation Event or an Exit Event, the Company will agree to provide (x) such other information and reports regarding the Company and its properties and business as any Preferred Stockholder or Warrant holder may reasonably request from time to time, including technical information, production and operations reports, budgets and forecasts and (y) reasonable inspection rights for such Preferred Stockholder and its technical advisors.

(c) The annual and quarterly financial statements described above will include a description of the business activities that took place during the period covered by the financial statements and a summary of the Company’s business plan for the following quarter. Notwithstanding the foregoing, the Company need not disclose in the business plan summary any information that would require public disclosure by PXP in accordance with Regulation FD to any Preferred Stockholder or Warrant holder who does not enter into a customary confidentiality agreement.

(d) The Company shall permit the Investors or their respective representatives to inspect any of the books of account and other records of the Company and to discuss its business and affairs with the Company’s officers and its independent public accountants, all at such reasonable times during the Company’s usual business hours and upon reasonable prior notice (which shall not be less than twenty-four (24) hours). Any information received by an Investor pursuant to this Section 2.12(d) shall be subject to the provisions of Section 3.15.

(e) Provision of information to an Investor under clauses (a)(iv), (a)(vi) and (b) with respect to any prospect in which the Company has entered into an operating agreement shall be subject, if required by the terms of the relevant operating agreement, to such Investor entering into a confidentiality agreement on the terms required under the relevant operating agreement.

(f) The rights of the Investors to receive information pursuant to Section 2.12(a) shall cease upon the consummation of an Initial Public Offering other than the rights to receive information pursuant to clauses (i), (iv) and (viii) of Section 2.12(a).

Section 2.13. Guaranty. PXP will guarantee the Credit Agreement and any refinancing thereof on terms materially consistent with the terms of the Credit Agreement until such time as (a) the guaranty thereof by PXP is no longer required by the lenders thereof and such release would not result in a decrease of availability under the Credit Agreement below $300 million (provided, however, that such guaranty by PXP shall be automatically reinstated upon any decrease in the availability under the Credit Agreement below $300 million) or (b) subject to Section 2.06, the Company can refinance the Credit Agreement utilizing a pledge of Company assets or other security on terms that are commercially reasonable without the PXP guaranty provided that (i) the availability under such refinanced Credit Agreement shall be not less than $300 million and (ii) such refinanced Credit Agreement shall not contain any cross default or cross acceleration to any indebtedness of PXP or any of its subsidiaries or contain covenants or defaults relating to PXP or any of its subsidiaries other than the Company and its subsidiaries. Either PXP or the Preferred Stockholders may buyout the Credit Agreement from the lenders thereunder at par (or such lesser price as such lenders may agree to); provided that neither party will have any rights to accelerate such indebtedness or foreclose on or attach the Company’s assets.

Section 2.14. Valid Issuance; No Liens. The Company hereby represents and warrants to the Investor that any Equity Securities of the Company issued or delivered to the Investor pursuant to Sections 2.02(c), 2.03, 2.04 or 2.09 of this Agreement shall, after payment therefor in accordance with the terms hereof, be validly issued, fully paid and non-assessable Equity Securities of the Company and free and clear of all liens, other than Transfer restrictions under the Transaction Documents.

Section 2.15. Spin. Without Majority Preferred Approval, PXP will not commence or effect a spin out of the shares of stock of the Company held by PXP or any of its subsidiaries to the stockholders of PXP, except in a transaction where: (i) the conditions set forth in clauses (ii) and (iii) of the definition of Forced Conversion Conditions are satisfied at or prior to the consummation of such transaction and (ii) the Chief Executive Officer of the Company and PXP are the same individual after the consummation of such transaction.

ARTICLE III.

MISCELLANEOUS

Section 3.01. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Facsimiles of signatures or signatures delivered in portable document format (.pdf) will be deemed to be originals.

Section 3.02. Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing. Any such notice shall be deemed given (a) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (b) one Business Day after being deposited with a next-day courier, postage prepaid, or (c) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to PXP and the Company, to:

Plains Exploration & Production Company

700 Milam Street, Suite 3100

Houston, Texas 77002

Fax: (713) 579-6231

Attention: General Counsel

With a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Fax: (713) 546-5401

Attention: Michael E. Dillard

     Sean T. Wheeler

If to any Investor, to the address set forth on Schedule A hereto;

with a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, NY 10103-0040

Fax: (212) 237-0100

Attention: Todd R. Triller

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. A Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

Section 3.03. Governing Law. This Agreement and all matters pertaining hereto, including matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction hereof, shall be governed and construed in accordance with the Laws of the State of Delaware, United States of America without regard to principles of conflicts of laws that would direct the application of the Laws of another jurisdiction. Any action referred to in this Section 3.03 shall be brought in the federal or state courts located in the City of Wilmington, Delaware. The Parties hereto hereby (a) irrevocably consent to the personal jurisdiction and venue of such courts, and (b) waive any claim (by way of motion, as a defense or otherwise) of improper venue, that such parties are not subject personally to the jurisdiction of such courts, that such courts are an inconvenient forum or that this Agreement or the subject matter may not be enforced in or by such courts.

Section 3.04. Waiver of Jury Trial. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH, INCLUDING THE OTHER TRANSACTION DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 3.05. Captions; Headings. The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 3.06. Amendment. Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provisions of this Agreement shall be effective only if made or given in writing and signed by (a) PXP, (b) the Company and (c) the Investor or Investors whose consent or approval would constitute Majority Preferred Approval or, if no Preferred Shares remain outstanding, the Investors holding a majority of the outstanding Conversion Shares. Any amendment or waiver effected in accordance with this section shall be binding upon all Investors, PXP and the Company.

Section 3.07. Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 3.08. Assignment. Except in connection with a Transfer of Securities in accordance with the terms hereof, no Party shall assign or otherwise Transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Parties and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. The foregoing shall not impair or restrict, nor require the consent of the Parties to any assignment by PXP or the Company of their interests in the Deepwater Assets. Any permitted transferee of Securities shall be included within the definition of Investors for purposes of this Agreement. An Investor may assign its rights to accept an offer under Sections 2.02, 2.03, 2.04 or 2.09 to an Affiliate Fund of such Investor, and such assignee shall be treated as an Investor and Holder, as applicable, for purposes of this Agreement. Other than as set forth in Section 2.01(d) or Section 2.08, this Agreement shall not impair or restrict, nor require the consent of any Investors to, the Transfer or assignment of any Equity Securities by PXP.

Section 3.09. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 3.10. No Third Person Beneficiaries. Except as set forth in Section 2.02(b), nothing in this Agreement shall entitle any Person other than the Investors, PXP or the Company to any claim, cause of action, remedy or right of any kind.

Section 3.11. References; Schedules.

(a) References to any gender includes a reference to all other genders;

(b) Reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) References to the singular includes the plural, and vice versa;

(d) Reference to any Article or Section means an Article or Section of this Agreement;

(e) References to “days” are to calendar days;

(f) All references to money refer to the lawful currency of the United States;

(g) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(h) Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(i) The word “or” is not exclusive; and

(j) “Include” and “including” mean including, without limitation.

Section 3.12. Construction. PXP, the Company and each Investor have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. Each Party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any rule of Law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of Law to the effect that any provision of this Agreement will be interpreted or construed against the Party whose counsel drafted that provision.

Section 3.13. Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such obligation, and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3.13, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that it shall not object to the granting of an order of specific performance, an injunction or other equitable relief on the basis that there exists an adequate remedy at law.

Section 3.14. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any Party or its equityholders. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 3.15. Confidentiality. Each Investor agrees that all non-public information relating to the Company shall be kept confidential by such Investor and shall not be disclosed by such Investor in any manner whatsoever; provided, however, that any of such information may be disclosed (i) unless and to the extent the Company has notified such Investor in writing in connection with providing specified information to such Investor that such Investor is prohibited from disclosing such specified information (which notice shall only be given to the extent such prohibition applies to the information being disclosed and which notice shall specify the class of persons affected by the prohibition), to such Investor’s Affiliates, to Persons who are (or who are prospective) beneficial owners of equity interests in such Investor or its Affiliates and to managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) of such Investor and of such Investor’s Affiliates (collectively, for purposes of this Section 3.15, “Representatives”), each of which Representatives shall be bound by the provisions of this Section 3.15 or substantially similar terms; (ii) to the extent to which the Company consents in writing; (iii) to the extent not in violation of applicable law, if disclosure is with respect to the terms of an Investor’s investment in the Company pursuant to this Agreement or any other Transaction Document and the performance of that investment (whether in such Investor’s or its Affiliate’s fundraising materials or otherwise); (iv) by an Investor or Representative to the extent reasonably necessary in connection with such Investor’s enforcement of its rights under this Agreement or any other Transaction Document; or (v) by any Investor or Representative to the extent that such Investor or Representative has received advice from its counsel that it is legally compelled to do so, provided that, prior to making such disclosure, the Investor or Representative, as the case may be, uses reasonable efforts to preserve the confidentiality of the information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure.

Section 3.16. No Additional Commitment. PXP and the Company acknowledge and agree that the Investors have not made any representation, undertaking, commitment or agreement to provide or assist the Company or its Affiliates in obtaining any financing, investment or other assistance, other than the purchase of the Securities pursuant to the Securities Purchase Agreement, provided that the foregoing shall not limit any commitment of an Investor under Sections 2.02, 2.03, 2.04 and 2.09 of this Agreement to the extent (in the case of Section 2.02) Majority Preferred Approval for such investment is obtained or (in the case of Sections 2.03, 2.04 and 2.09) an Investor has elected in writing to purchase securities under the terms of those provisions. Except as expressly set forth in and required by the terms of Section 2.02 (after Majority Preferred Approval of the relevant purchase) or to the extent an Investor has elected in writing to purchase securities in accordance with the terms of Sections 2.03, 2.04 and 2.09, each Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company or its Affiliates, and shall have no obligation to assist or cooperate with the Company and its Affiliates in obtaining any financing, investment or other assistance.

Section 3.17. Certain Fair Market Value Determinations. Notwithstanding anything to the contrary herein, whenever the Board of Directors is permitted to determine fair market value in good faith (including for purposes of determining whether the exercise price or strike price of any Equity Security that is a warrant or option is less than the fair market value of a Common Share), then if the proceeds or value of such proposed transaction, issuance or delivery in question exceeds $100 million in the aggregate, the Board of Director shall determine such fair market value after receipt of an appraisal or other valuation from an independent, nationally recognized appraiser, accounting firm or investment bank, at the Company’s cost; provided, however, if such determination is being made in connection with a transaction in which Fair Market Value is being determined, then such determination shall be used.

[The remainder of this page is blank]

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date first written above.

Plains Offshore Operations Inc.

By:	/s/ Doss R. Bourgeois
	Name:	Doss R. Bourgeois
	Title:	Vice President

PXP Resources LLC

By:	/s/ Doss R. Bourgeois
	Name:	Doss R. Bourgeois
	Title:	Vice President

Plains Exploration & Production Company

By:	/s/ Winston M. Talbert
	Name:	Winston M. Talbert
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Stockholders Agreement]

Energy Fund XV, L.P.
A Delaware limited partnership (“Fund XV”)

By:	EIG Management Company, LLC, as Sub-adviser to and Attorney-in-Fact for TCW Asset Management Company, Manager of Fund XV

	By:	/s/ Kurt A. Talbot
		Name:	Kurt A. Talbot
		Title:	Co-president and Chief Investment Officer

	By:	/s/ Patrick H. Hickey
		Name:	Patrick H. Hickey
		Title:	Senior Vice President

Energy Fund XV-A, L.P.
A Delaware limited partnership (“Fund XV-A”)

By:	EIG Management Company, LLC, as Sub-adviser to and Attorney-in-Fact for TCW Asset Management Company, Manager of Fund XV-A

	By:	/s/ Kurt A. Talbot
		Name:	Kurt A. Talbot
		Title:	Co-president and Chief Investment Officer

	By:	/s/ Patrick H. Hickey
		Name:	Patrick H. Hickey
		Title:	Senior Vice President

[Signature Page to Stockholders Agreement]

Energy Fund XV-B, L.P.
A Delaware limited partnership (“Fund XV-B”)

By:	EIG Management Company, LLC, as Sub-adviser to and Attorney-in-Fact for TCW Asset Management Company, Manager of Fund XV-B

	By:	/s/ Kurt A. Talbot
		Name:	Kurt A. Talbot
		Title:	Co-president and Chief Investment Officer

	By:	/s/ Patrick H. Hickey
		Name:	Patrick H. Hickey
		Title:	Senior Vice President

Energy XV Blocker (Plains), LLC
A Delaware limited liability company (“Fund XV-Blocker (Plains)”)

By:	EIG Management Company, LLC, as Manager of Fund XV-Blocker (Plains)

	By:	/s/ Kurt A. Talbot
		Name:	Kurt A. Talbot
		Title:	Co-president and Chief Investment Officer

	By:	/s/ Patrick H. Hickey
		Name:	Patrick H. Hickey
		Title:	Senior Vice President

[Signature Page to Stockholders Agreement]

SCHEDULE A

Purchasers

Purchaser	Number of Shares of Convertible Preferred Stock	Number of Escrowed Class A Shares	Number of Warrants	Aggregate Purchase Price
Energy Fund XV, L.P., a Delaware Limited Partnership c/o EIG Management Company, LLC 1700 Pennsylvania Avenue, NW, Suite 800 Washington, DC 20006 Attn: Niranjan Ravindran Phone: 202-600-3309 Fax: 202-600-3409 e-mail: niranjan.ravindran@eigpartners.com	156,390	30,235,400	3,169,851	156,390,000
Energy Fund XV-A, L.P., a Delaware Limited Partnership c/o EIG Management Company, LLC 1700 Pennsylvania Avenue, NW, Suite 800 Washington, DC 20006 Attn: Niranjan Ravindran Phone: 202-600-3309 Fax: 202-600-3409 e-mail: niranjan.ravindran@eigpartners.com	106,742	20,636,787	2,163,542	106,742,000
Energy Fund XV-B, L.P., a Delaware Limited Partnership c/o EIG Management Company, LLC 1700 Pennsylvania Avenue, NW, Suite 800 Washington, DC 20006 Attn: Niranjan Ravindran Phone: 202-600-3309 Fax: 202-600-3409 e-mail: niranjan.ravindran@eigpartners.com	103,201	19,952,193	2,091,770	103,201,000
Energy XV Blocker (Plains), LLC c/o EIG Management Company, LLC 1700 Pennsylvania Avenue, NW, Suite 800 Washington, DC 20006 Attn: Niranjan Ravindran Phone: 202-600-3309 Fax: 202-600-3409 e-mail: niranjan.ravindran@eigpartners.com	83,667	16,175,620	1,695,837	83,667,000
Total	450,000	87,000,000	9,121,000	450,000,000

Schedule A

Exhibit A

Summary of Key Terms

Junior Preferred Stock Issuable on Failed Exit

Capitalized Terms:	Capitalized terms used herein and not defined herein shall have the meanings set forth in the Stockholders Agreement to which this Summary of Terms is attached.

Issuer:	Plains Offshore Operations Inc. (the “Company”)

Aggregate Investment Amount:	$300 million

Offered Securities:	300,000 shares of Junior Preferred Stock at $1,000 per share

Ranking:	The Junior Preferred Stock, with respect to dividends, rights upon liquidation, winding up or dissolution, will rank:
• Junior to all of the Company’s existing and future debt obligations;
•

Junior to the 8% Convertible Preferred Stock and any other preferred stock issued before the issuance of such Junior Preferred Stock unless by its terms such preferred stock expressly provides that it shall be junior to the Junior Preferred Stock;

• On a parity with any class or series of capital stock that has terms that expressly provides that such class or series will rank on a parity with the Junior Preferred Stock;
•

Senior to all of the Company’s common stock and any other class or series of capital stock of the Company that have terms that expressly provide that such class or series will rank junior to the Junior Preferred Stock.

Exhibit A

Use of Proceeds:	To repay Company Credit Agreement in full and for other general corporate purposes.

Maturity:	Perpetual

Dividends:	None

Liquidation Preference:	Upon any liquidation or dissolution of the Company, the Junior Preferred Stock shall be entitled to receive $1,000 per share in preference to the rights of any holders of Class A Common Stock, Class B Common Stock, Common Stock or other class or series of capital stock ranking junior to the Junior Preferred Stock.

Conversion Rights:	The Junior Preferred Stock shall be convertible into Class B Common Stock or Common Stock at a conversion rate per share of Junior Preferred Stock equal to $1,000 divided by the fair market value of a share of Class B Common Stock or Common Stock (as applicable) at the time of issuance of the Junior Preferred Stock as determined in good faith by the Board of Directors. Such conversion rights shall not dilute the 8% Convertible Preferred Stock or Warrants.

Voting Rights:	The shares of Junior Preferred Stock shall vote together as a class with the Class B Common Stock on an as converted basis. The consent or approval of the holders of a majority of the outstanding Junior Preferred Stock shall be required to amend, alter or affect any rights, preferences, privileges or power of the outstanding Junior Preferred Stock. Except as provided above and by applicable law, the Junior Preferred Stock shall not entitle the holders thereof to vote separately as a class.

Anti-Dilution:	Customary for similar offerings.